UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

_______________________________________________________________________________

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14303	38-3161171
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dauch Drive, Detroit, Michigan		48211-1198
(Address of Principal Executive Offices)		(Zip Code)

David E. Barnes (313) 758-2000
(Name and telephone number, including area code, of the person to contact in connection with this report.)
_______________________________________________________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed and provide the period to which the information in this form applies:

    ☑ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

Section 1 - Conflict Minerals Disclosure
Item 1.01      Conflict Minerals Disclosure and Report

Pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, American Axle & Manufacturing Holdings, Inc. (the "Company" or "AAM"), we are filing our Conflict Minerals Report as Exhibit 1.01 to this Specialized Disclosure Form on Form SD. Our Conflict Minerals Report is also available on our website at www.aam.com/suppliers/doing-business-with-aam/conflict minerals. Information on our website or accessed through it are not incorporated by reference into this Form SD.

Item 1.02    Exhibit
A copy of AAM's Conflict Minerals Report for the year ended December 31, 2021 is filed as Exhibit 1.01 to this Form SD.
Section 2 - Exhibits
Item 2.01      Exhibits
Exhibit 1.01 Conflict Minerals Report for the year ended December 31, 2021

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

American Axle & Manufacturing Holdings, Inc.

Date: May 18, 2022	By:	/s/ David E. Barnes
	Name:	David E. Barnes
	Title:	Vice President & General Counsel